EXHIBIT 99.2





XL FINANCIAL ASSURANCE LTD.
(Incorporated in Bermuda)

CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

FOR THE NINE MONTH PERIODS ENDED
SEPTEMBER 30, 2004 AND 2003

XL FINANCIAL ASSURANCE LTD.
CONDENSED BALANCE SHEET
AS AT SEPTEMBER 30, 2004 AND DECEMBER 31, 2003
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                                         2004          2003
                                                                                      ------------------------
ASSETS:
Investments :
Fixed maturities, at fair value
         (amortized cost: 2004 - $698,525; 2003 - $542,600)                           $ 698,945      $ 543,748
Short-term investments, at fair value
         (amortized cost: 2004 - $26,097; 2003 - $40,286)                                26,139         40,312
                                                                                      ------------------------
                  Total investments available for sale                                  725,084        584,060

Cash and cash equivalents                                                                 6,071         26,346
Accrued investment income                                                                 5,189          7,420
Deferred acquisition costs                                                               70,383         51,477
Prepaid reinsurance premiums                                                             71,216         98,048
Reinsurance balances receivable                                                          13,808         33,446
Unpaid losses and loss expenses recoverable                                              53,803          7,745
Amounts due from parent and affiliates                                                   21,819         18,342
Net receivable for investments sold                                                       2,142             --
Derivative assets                                                                         6,295          4,826
Other assets                                                                                128             52
                                                                                      ------------------------
          TOTAL ASSETS                                                                $ 975,938      $ 831,762
                                                                                      ========================

LIABILITIES, REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY
LIABILITIES:

Unpaid losses and loss expenses                                                       $  92,236      $  35,899
Deferred premium revenue                                                                399,810        348,719
Reinsurance premiums payable                                                              5,287          6,275
Net payable for investments purchased                                                      --               13
Accounts payable and accrued liabilities                                                    719          1,249
Derivative liabilities                                                                    2,851          7,018
Dividend payable on preferred shares                                                      1,458          1,950
                                                                                      ------------------------
          TOTAL LIABILITIES                                                           $ 502,361      $ 401,123
                                                                                      ------------------------

REDEEMABLE PREFERRED SHARES:
Redeemable preferred shares (par value of $120 per share;
10,000 shares authorized; 363 issued and outstanding as at
September 30, 2004 and December 31, 2003, respectively)                               $      44      $      44
Additional paid-in capital                                                               38,956         38,956
                                                                                      ------------------------
          TOTAL REDEEMABLE PREFERRED SHARES                                           $  39,000      $  39,000
                                                                                      ------------------------

SHAREHOLDERS' EQUITY:
Common shares (par value of $120 per share; 10,000 shares
authorized; 2,057 issued and outstanding as at
September 30, 2004 and December 31, 2003, respectively)                               $     247      $     247
Additional paid-in capital                                                              220,653        220,653
Accumulated other comprehensive income                                                      462          1,174
Retained earnings                                                                       213,215        169,565
                                                                                      ------------------------
          TOTAL SHAREHOLDERS' EQUITY                                                  $ 434,577      $ 391,639
                                                                                      ------------------------

          TOTAL LIABILITIES, REDEEMABLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY     $ 975,938      $ 831,762
                                                                                      ========================

         The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                     THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                        SEPTEMBER 30,                 SEPTEMBER 30,

                                                                    2004             2003          2004          2003
                                                                 --------------------------------------------------------
REVENUES:
Net premiums earned                                               $   17,790      $   19,964     $  57,448     $  52,076
Net investment income                                                  6,225           3,904        17,102        11,378
Net realized gains (losses) on investments                              (793)           (609)          726         1,825

Net realized and unrealized gains on derivative instruments              705           5,480        20,525        27,009
                                                                 ---------------------------------------------------------

           Total revenues                                         $   23,927      $   28,739     $  95,801     $  92,288
                                                                 ---------------------------------------------------------

EXPENSES:
Losses and loss expenses                                               7,013      $    2,031     $  13,215     $  12,907
Acquisition costs                                                      7,637           7,905        21,874        21,668
Operating expenses                                                     1,366           1,550         5,551         5,140
                                                                 ---------------------------------------------------------

           Total expenses                                         $   16,016      $   11,486     $  40,640     $  39,715
                                                                 ---------------------------------------------------------

NET INCOME                                                        $    7,911      $   17,253     $  55,161     $  52,573
                                                                 =========================================================

COMPREHENSIVE INCOME
          Net income                                              $    7,911      $   17,253     $  55,161     $  52,573

          Unrealized gains (losses)                                   12,927          (2,447)           14           567
          Less: reclassification for gains (losses) realized
          in income                                                     (793)           (609)          726         1,825
                                                                 ---------------------------------------------------------

Other comprehensive gain (loss)                                   $   13,720      $   (1,838)    $    (712)    $  (1,258)
                                                                 ---------------------------------------------------------

           COMPREHENSIVE INCOME                                   $   21,631      $   15,415     $  54,449     $  51,315
                                                                 =========================================================

         The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2004 AND FOR THE
YEAR ENDED DECEMBER 31, 2003
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                    2004                  2003
                                                              ----------------------------------

COMMON SHARES - AUTHORIZED
Number of  shares, beginning of year and period                      2,057                2,057
                                                              ----------------------------------

            Number of shares, end of year and period                 2,057                2,057
                                                              ==================================

COMMON SHARES - ISSUED
Balance - beginning of year and period                         $       247           $      247
                                                              ----------------------------------

            Balance - end of year and period                   $       247           $      247
                                                              ==================================


ADDITIONAL PAID-IN CAPITAL
Balance - beginning of year and period                         $   220,653           $  220,653
                                                              ----------------------------------

            Balance - end of year and period                   $   220,653           $  220,653
                                                              ==================================


ACCUMULATED OTHER COMPREHENSIVE INCOME
Balance - beginning of year and period                         $     1,174           $    6,095
Other comprehensive loss                                             (712)              (4,921)
                                                              ----------------------------------

            Balance - end of year and period                   $       462           $    1,174
                                                              ==================================


RETAINED EARNINGS
Balance - beginning of year and period                         $   169,565           $  100,046
Net income                                                          55,161               76,161
Dividends on preferred shares                                     (11,511)              (6,642)
                                                              ----------------------------------

            Balance - end of year and period                   $   213,215           $  169,565
                                                              ==================================

TOTAL SHAREHOLDERS' EQUITY                                     $   434,577           $  391,639
                                                              ==================================

         The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
(UNAUDITED)
(U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                                                             2004              2003
                                                                                       ----------------------------------

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
    Net income for the period                                                           $      55,161        $      52,573
Adjustments to reconcile net income to net cash provided by operating activities:
           Realized gains on investments                                                        (726)              (1,825)
           Amortization of discount on fixed maturities                                         3,648                (429)
           Net realized gains on investment derivatives                                          (19)              (3,267)
           Net realized and unrealized gains on credit derivatives
           excluding cash received and paid                                                   (5,636)             (13,439)
           Accrued investment income                                                            2,231              (1,269)
           Reinsurance premiums receivable                                                     19,638             (13,139)
           Deferred acquisition costs                                                        (18,906)             (27,083)
           Prepaid reinsurance premiums                                                        26,832             (21,102)
           Unpaid losses and loss expenses recoverable                                       (46,058)              (2,766)
           Amounts due from parent and affiliates                                             (3,477)                3,813
           Accounts payable and accrued liabilities                                             (530)                (434)
           Reinsurance premiums payable                                                         (988)             (14,824)
           Deferred premium revenue                                                            51,091              135,619
           Unpaid losses and loss expenses                                                     56,337               14,018
           Other assets and liabilities                                                          (76)                  (9)
                                                                                       ------------------------------------

           Total adjustments                                                                   83,361               53,864
                                                                                       ------------------------------------

           Net cash provided by operating activities                                          138,522              106,437
                                                                                       ------------------------------------

CASH FLOWS USED IN INVESTING ACTIVITIES:
    Proceeds from sale of fixed maturities and short-term investments                       2,299,403              238,602
    Proceeds from redemption of fixed maturities and short-term investments                   512,150            4,111,110
    Purchase of fixed maturities and short-term investments                               (2,958,347)          (4,552,957)
                                                                                       ------------------------------------

    Net cash used in investing activities                                                   (146,794)            (203,245)
                                                                                       ------------------------------------

CASH FLOWS USED IN FINANCING ACTIVITIES:
    Dividends paid on preferred shares                                                       (12,003)              (6,640)
                                                                                       ------------------------------------

DECREASE IN CASH AND CASH EQUIVALENTS                                                        (20,275)            (103,448)

CASH AND CASH EQUIVALENTS - BEGINNING OF  PERIOD                                               26,346              125,073
                                                                                       ------------------------------------

CASH AND CASH EQUIVALENTS - END OF  PERIOD                                              $       6,071        $      21,625
                                                                                       ====================================

         The accompanying notes are an integral part of these condensed financial statements.

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
(UNAUDITED)
U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

--------------------------------------------------------------------------------

1.   ORGANIZATION AND BUSINESS

XL Financial Assurance Ltd. (the "Company") was incorporated with limited liability under the Bermuda Companies Act 1981 on October 14, 1998 and is registered as a Class 3 insurer under The Insurance Act 1978, amendments thereto and related regulations ("The Act"). At September 30, 2004 and December 31, 2003, the Company was approximately 85% owned by XL Insurance (Bermuda) Ltd (a wholly-owned subsidiary of XL Capital Ltd); 6% by Financial Security Assurance Inc. (a wholly-owned subsidiary of Financial Security Assurance Holdings Ltd.) and 9% by Financial Security Assurance International Ltd. (owned 20% by XL
Insurance (Bermuda) Ltd and 80% by Financial Security Assurance Inc.). The Company is an integral part of a joint venture agreement between XL Capital Ltd and Financial Security Assurance Holdings Ltd.

The Company is primarily engaged in the business of providing reinsurance of financial guaranties on asset-backed and municipal obligations underwritten by XL Insurance (Bermuda) Ltd, Financial Security Assurance Inc. and XL Capital Assurance Inc. (a wholly-owned subsidiary of XL Capital Ltd) and other monoline and multiline insurance companies. This may be in the form of traditional financial guaranty insurance or via a credit derivative execution. The Company's underwriting policy is to provide reinsurance of asset-backed and municipal obligations that would be of a lower investment-grade quality without the benefit of the Company's reinsurance. The asset-backed obligations reinsured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having ascertainable cash flows or market value. The municipal obligations reinsured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and of special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. The Company's reinsurance guarantees payments when due of scheduled payments on an insured obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other such amounts due in accordance with the obligations' original payment schedule or, at its option, to pay such amounts on an accelerated basis. The Company conducts surveillance on its exposures to try and ensure early identification of any loss events. In addition, in the normal course of business, the Company seeks to reduce the loss that may arise from such events by reinsuring certain levels of risks in various areas of exposure with other insurance enterprises or reinsurers.

On October 6, 1999, the Company entered into a Facultative Quota Share Reinsurance Treaty ("Treaty") with XL Capital Assurance Inc. ("XLCA"). The Treaty was amended and restated on June 22, 2001 and May 1, 2004. Under the terms of this Treaty, the Company agrees to reinsure up to 90% of XLCA's compliant risks. The Company is subject to ceding commissions of up to 30% on business assumed under the terms of this Treaty.

On December 6, 2000, the Company entered into an excess of loss agreement, which reinsures 100% of net incurred losses in excess of $250 million up to a limit of liability of $100 million. On June 30, 2003, the Company terminated the agreement. On October 3, 2001, the Company entered into an excess of loss reinsurance agreement with XL Insurance (Bermuda) Ltd, which indemnifies the Company up to an aggregate limit of liability of $500 million in excess of defined obligor losses.

2.   SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

The accompanying condensed financial statements have been prepared by the Company and are unaudited. In the opinion of management, all adjustments, which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows at September 30, 2004 and for all periods presented, have been made.

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
(UNAUDITED)
U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

--------------------------------------------------------------------------------

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These statements should be read in conjunction with the Company's December 31, 2003 financial statements and notes thereto. The year-end condensed balance sheet was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the periods ended September 30, 2004 and 2003 are not necessarily indicative of the operating results for the full year.

The preparation of condensed financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Any such adjustments are reflected in income in the period in which the adjustments are made. The financial statement estimates subject to most uncertainty are estimates for loss reserves and calculation of the fair value of credit default swap instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities", ("FIN 46"). The objective of FIN 46 is to improve financial reporting by companies involved with variable interest entities. This new model for consolidation applies to an entity which either (1) the powers or rights of the equity holders do not give them sufficient decision making powers or (2) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both.

In December 2003, FASB issued a revision to FIN 46 (FIN 46-R) which clarified several provisions of FIN 46, superceded the related FASB Staff Positions
(FSPs), and amended the effective date and transition of the pronouncement, except for certain types of entities. However, the Company has applied the provisions of FIN 46 or FIN 46-R to those entities that are considered to be special-purpose entities as at September 30, 2004. The adoption of FIN 46 did not have a material effect on the Company's financial condition and results of operations.

3.   DERIVATIVE INSTRUMENTS

Credit derivatives issued by the Company meet the definition of a derivative under FAS 133. The Company has recorded these products at fair value, modeled on prevailing market conditions and certain other factors relating to the structure of the transaction. The Company considers credit derivatives to be financial guaranty contracts, in substance, as the Company intends to hold them to maturity. The Company determines fair value using a model which calculates the difference between the actual remaining present value of installment premiums and an estimated remaining present value of installment premiums under current market conditions. In essence, the model estimates the cost of an offsetting position to the original credit derivatives from other comparable counterparties under the current market environment. The model is dependent upon a number of factors including changes in credit spreads, changes in credit quality, foreign exchange and other market factors.

The Company's credit derivatives portfolio generally requires the Company to meet payment obligations for referenced credits within the portfolio in the event of specific credit events after erosion or exhaustion of various first loss protection levels. These credit events are contract specific, but generally cover bankruptcy, failure to pay and repudiation. The notional exposure of the credit derivatives portfolio as of September 30, 2004 was $4.6 billion.

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
(UNAUDITED)
U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

--------------------------------------------------------------------------------

Approximately 96% of the portfolio is rated AAA, with the remainder being split amongst AA, A and BBB respectively. The weighted average term of the contracts in force was 5.11 years. The net fair value adjustment for the periods ended September 30, 2004 and 2003 was an unrealized gain of $5,636 and $13,439, respectively. At September 30, 2004 and 2003, the Company had a net derivatives asset (liability) of $3,444 and ($2,829), respectively.

4.   VARIABLE INTEREST ENTITIES

The Company primarily provides financial guaranty reinsurance or enters into a credit derivative on the senior interests, which would otherwise be rated investment grade. The obligations related to these transactions are often securitized through variable interest entities. The Company does not hold any equity positions or subordinated debt in these arrangements. Accordingly, the Company's interest in these variable interest entities is not significant and therefore, not consolidated.

5.   LOSS RESERVE

The Company assumed a loss of approximately $18.4 million, net of certain adjustments, representing the present value of losses expected to be incurred in the future with respect to an insured project financing transaction underwritten by an affiliate. The portion of the reinsured exposure to which this loss relates was retroceded by the Company, on a first loss basis, to an affiliate and, accordingly, there was no impact on the Company's results of operations from this loss provision. The total remaining par reinsured by the Company in connection with this transaction aggregated approximately $133.33 million at September 30, 2004. Such par exposure amortizes over many years into the future. The estimate of losses was necessarily based on assumptions and estimates extending over many years into the future. There is currently no payment default with respect to this transaction. Management continues to monitor the exposure and will revise its loss estimate as necessary, as information becomes available. Pursuant to the assumptions upon which the estimate was based, approximately 51.25% of any additional loss provision in excess of the amount currently provided will be retained by the Company

6.   REINSURANCE

The effect of reinsurance on premiums written and earned for the three and nine month periods ended September 30, 2004 and 2003 is shown below:

                                                               ASSUMED             CEDED              NET
                                                           ---------------------------------------------------
Three months ended September 30, 2004
                Premium written                              $    51,690        $    (9,765)      $    41,925
                Premium earned                                    54,057            (36,267)           17,790
                Losses and loss adjustment expenses               51,538            (44,525)            7,013

Three months ended September 30, 2003
                Premium written                              $    78,863        $   (12,442)      $    66,421
                Premium earned                                    26,053             (6,089)           19,964
                Losses and loss adjustment expenses                1,695                 336            2,031

XL FINANCIAL ASSURANCE LTD.
NOTES TO CONDENSED FINANCIAL STATEMENTS
FOR NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003
(UNAUDITED)
U.S. DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

--------------------------------------------------------------------------------


Nine months ended September 30, 2004
                Premium written                              $   159,187        $   (23,816)      $   135,371
                Premium earned                                   108,096            (50,648)           57,448
                Losses and loss adjustment expenses               59,273            (46,058)           13,215

Nine months ended September 30, 2003
                Premium written                              $   206,412        $   (39,820)      $   166,592
                Premium earned                                    70,794            (18,718)           52,076
                Losses and loss adjustment expenses               15,672             (2,765)           12,907